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                                                                      EXHIBIT 1

                      CHADMOORE WIRELESS GROUP, INC.
                     2875 East Patrick Lane, Suite G
                         Las Vegas, Nevada 89120


                                                December 12, 2001


Recovery Equity Investors II, L.P.
555 Twin Dolphin Drive
Redwood City, California 94065

Re: Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel Communications, Inc. ("Nextel"), Nextel
      Finance Company ("Acquisition Sub") and Chadmoore Wireless Group, Inc. ("Chadmoore") (the "Agreement"), as amended by the First Amendment to the Agreement, dated as of August 31, 2000, by the Second
      Amendment to the Agreement, dated as of February 20, 2001, by the Third Amendment to the Agreement, dated as of June 29, 2001 and by the Fourth Amendment to the Agreement, dated as of November 16, 2001 (the Agreement, as amended, the "Amended Agreement")

Dear Sirs:

All capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Amended Agreement.

In order to induce Recovery Equity Investors II, L.P., a Delaware limited partnership ("REI"), to enter into an amended letter agreement relating to its support of the Amended Agreement and the Reorganization (for purposes hereof, each of the Amended Agreement and the Reorganization shall mean such Agreement or Reorganization as in effect or as provided for, as applicable, as of November 16, 2001, and as subsequently amended with REI's prior written consent) and to resolve issues arising out of the Investment Agreement, dated as of May 1, 1998, between REI and Chadmoore and agreements related thereto, Chadmoore and REI entered into a letter agreement dated November 16, 2001 (the "Amended Letter Agreement"). Chadmoore and REI agree that the Amended Letter Agreement is hereby amended as follows:

      1. Section 3 of the Amended Letter Agreement is deleted in its entirety and replaced with the following:

                  "3.  If prior to March 31, 2002 (x) the shareholders of
            Chadmoore approve both the Reorganization and the Plan, (y) REI concludes that the Reorganization, together with the liquidation to be effected under the Plan, conform with all applicable requirements so as for the Reorganization, together with the liquidation to be effected under the Plan, to be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Code for holders of both Common Stock and Series C Preferred Stock of Chadmoore, as based on a written opinion by KPMG, Chadmoore's independent accountants, to such effect, and (z) REI determines, in its reasonable judgment, that the Closing will occur within no greater than three days, REI shall loan Chadmoore $6.5 million in cash in exchange for a promissory note of Chadmoore, payable at REI's option, (i) upon demand after the Closing Date and in no event later than the seventh day immediately following the Closing Date in cash (with interest at 10% per annum from the date of issuance to the date immediately preceding the date of payment, if not paid after demand therefore and on or prior to the seventh day

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            immediately following the Closing Date), together with a facility fee of $975,000 or (ii) on the Closing Date, in such number of Nextel Shares as is equal in value to 115% of the principal amount (it being understood that such number of shares is intended to reflect the uncertainties of the valuation of such Nextel Shares at the time of payment and that such payment in shares shall be a distribution in liquidation to REI as a creditor of Chadmoore pursuant to the Plan) and valued at the Nextel Share Price; PROVIDED, HOWEVER, that if the Closing does not occur, the note shall be payable in cash and immediately upon demand (with interest at 10% per annum from the date of issuance to the date immediately preceding the date of payment, if not paid after demand), together with a facility fee of $975,000. Chadmoore shall use its best efforts to insure that such loan is secured by its assets but subordinate to debt owed by Chadmoore to GATX Capital Corporation and Barclays Bank PLC."

      2. Section 5 of the Amended Letter Agreement is deleted in its entirety and replaced with the following:

                  "5.  Immediately following the consummation of the Closing,
            Chadmoore shall pay REI all accrued and unpaid amounts due to date under the Advisory Agreement, dated as of May 1, 1998, between REI and Chadmoore (the "Advisory Agreement"). Thereafter, notwithstanding the terms of the Advisory Agreement, in addition to any continued payments required thereunder, REI shall be entitled to, and Chadmoore shall pay to REI, an amount equal to $312,500, which, together with all other remaining fees, shall be pre-paid by Chadmoore as promptly as possible, but in no event later than thirty
            (30) days immediately following the Closing Date."


                        [signature page to follow]

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This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the copy of this letter enclosed and return it to the undersigned, whereupon it will become a binding obligation between us.

                                          Sincerely yours,

                                          CHADMOORE WIRELESS
                                          GROUP, INC.


                                          By: /s/ Stephen Radusch
                                             -------------------------------
                                             Name:  Stephen K. Radusch
                                             Title: CFO

Agreed and accepted this
12th day of December, 2001.


RECOVERY EQUITY INVESTORS II, L.P.


By:  RECOVERY EQUITY PARTNERS II, L.P.
      Its General Partner


By: /s/ Joseph J. Finn-Egan
   --------------------------------------
   Name:  Joseph J. Finn-Egan
   Title: General Partner


By: /s/ Jeffrey A. Lipkin
   --------------------------------------
   Name:  Jeffrey A. Lipkin
   Title: General Partner